Exhibit 5. and 23.

ROGER D. LINN
       e-mail:  rlinn@barteleng.com


                               September 21, 2000


Board of Directors
forestindustry.com, Inc.
2480 Kenworth Road, Suite 11
Nanaimo, BC  V9T 3Y3

        Re:    Common Stock of forestindustry.com, Inc.
               Registered on Form SB-2 filed May 19, 2000

Gentlemen:

        We act as securities counsel to forestindustry.com, Inc. (the "Company"), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,703,866 shares of the Company's Common Stock (the "Shares"), all of which are outstanding or issuable upon the conversion of outstanding Series A Preferred Stock and to be resold, as further described in a registration statement on Form SB-2 filed under the Securities Act (the "Registration Statement") on May 19, 2000.

        For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the prospectus, including all amendments thereto.

        Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States. For purposes of this Opinion Letter, it is assumed that to the extent the validity of share issuances is interpreted pursuant to laws of the State of Delaware, such interpretation would be consistent with the law of the State of California.




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        Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Shares, offered by the Selling Shareholders have been, and the Shares to be issued upon the conversion of the Series A Preferred Stock for adequate consideration will be, validly issued, fully paid, and non-assessable.

        We hereby consent to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.

                                Sincerely yours,



                              /s/ BARTEL ENG LINN & SCHRODER